Exhibit 99.3

INDUCEMENT NONQUALIFIED STOCK OPTION AWARD AGREEMENT

INSPIREMD, INC.

1. Grant of Option. Pursuant to the terms of this Inducement Nonqualified Stock Option Agreement (this “Agreement”) InspireMD, Inc., a Delaware corporation (the “Company”; together with its Subsidiaries, the “Group”) grants to

Shane Gleason

(the “Optionee”),

an option (the “Option” or “Stock Option”) to purchase a total of 85,480 full shares of Common Stock of the Company (the “Optioned Shares”) at an “Option Price” equal to $________ per share (being equal to the Fair Market Value per share of the Common Stock on the Date of Grant).

The “Date of Grant” of this Stock Option is May 17, 2023. The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant, unless terminated earlier in accordance with Section 4 below. The Stock Option is not intended to be an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) (“Incentive Stock Option”). This Stock Option is intended to comply with the provisions governing nonqualified stock options under the final Treasury Regulations issued on April 17, 2007, in order to exempt this Stock Option from application of Section 409A of the Code.

The Option is being granted to induce the Optionee to join the Company in the capacity as the Company’s General Manager of North America and VP of Global Marketing and the Compensation Committee of the Board has determined that it is in the best interests of the Company to grant an inducement nonqualified stock option award on the terms and conditions set forth herein. In an offer letter dated February 12, 2023 (the “Offer Letter”), the Company offered the Optionee an inducement award of options substantially consistent with this Agreement. Except as specifically provided to the contrary under this Agreement, this Option award (the “Award”) shall be construed and administered in accordance with the InspireMD, Inc. 2021 Equity Compensation Plan (the “Plan”), the terms of which are hereby incorporated by reference. The Award subject to this Agreement shall not be charged against the Plan’s share reserve and is being granted outside of the Plan as an inducement award under pertinent Nasdaq regulations.

To receive this Award, the Optionee must sign this Agreement and return it to the Company by May 20, 2023. By signing this Agreement, the Optionee agrees to be bound by the terms and conditions herein, the applicable provisions of the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan (which shall apply to this Award unless otherwise provided by the Company), and the Optionee further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company directly or indirectly, or give rise to any cause of action at law or in equity against the Company.

2. Subject to Plan. The Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. Notwithstanding the foregoing, this Award is not granted under the Plan and does not count against the Plan’s share reserve. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. The Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee to the extent applicable to inducement awards and communicated to the Optionee in writing.

3. Vesting; Time of Exercise. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Optioned Shares shall be vested and the Stock Option shall be exercisable as follows:

a. One third (1/3) of the total Optioned Shares (rounded down for fractional shares) shall vest and that portion of the Stock Option shall become exercisable on the first anniversary of the Date of Grant, provided the Optionee has continuously provided services to the Group as an employee, independent contractor or member of the Board through that date.

b. An additional one third (1/3) of the total Optioned Shares (rounded down for fractional shares) shall vest and that portion of the Stock Option shall become exercisable on the second anniversary of the Date of Grant, provided the Optionee has continuously provided services to the Group as an employee, independent contractor or member of the Board through that date.

c. The remaining one third (1/3) of the total Optioned Shares shall vest and that portion of the Stock Option shall become exercisable on the third anniversary of the Date of Grant, provided the Optionee has continuously provided services to the Group as an employee, independent contractor or member of the Board through that date.

Notwithstanding the foregoing, all of the then unvested Optioned Shares shall vest effective immediately prior to the consummation of a Change in Control, provided the Optionee has continuously provided services to the Group as an employee, independent contractor or member of the Board through the date of consummation of the Change in Control. For purposes hereof, “Change in Control” shall mean either of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (b) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

For purposes of this Agreement, “Subsidiary” means any entity, whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

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4. Term; Forfeiture.

a. Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares which are not vested on the date of the Optionee’s termination of service with the Group as an employee, independent contractor or member of the Board (“Termination of Service”), the Stock Option will be terminated on that date. The unexercised portion of the Stock Option that relates to Optioned Shares which are vested will terminate at the first of the following to occur:

i. 5 p.m. on the date the Option Period terminates;

ii. 5 p.m. on the date which is six (6) months following the date of the Optionee’s Termination of Service due to death;

iii. 5 p.m. on the date which is twelve (12) months following the date of the Optionee’s Termination of Service due to the Optionee’s permanent and total disability (within the meaning of Section 22(e)(3) of the Code);

iv. 5 p.m. on the date which is ninety (90) days following the date of the Optionee’s Termination of Service by the Company without Cause (as defined below);

v. immediately upon the Optionee’s Termination of Service by the Company for Cause;

vi. 5 p.m. on the date which is ninety (90) days following the date of the Optionee’s Termination of Service for any reason not otherwise specified in this Section 4.a.;

vii. 5 p.m. on the date which is twelve (12) months following the date of the Optionee’s Retirement, or, solely to the extent any of the Optioned Shares are not vested as of the date twelve (12) months following the date of the Optionee’s Retirement, ninety (90) days after the date on which such Optioned Shares vest; and

viii. 5 p.m. on the date the Company causes any portion of the Stock Option to be forfeited pursuant to Section 7 hereof.

Any reference in this agreement to a specific time shall refer to the time zone in which a Optionee is residing as of the date in question.

b. For the purposes hereof, “Cause” shall mean, unless otherwise defined in an employment agreement with respect to the termination of the Optionee’s employment with the Company (in which case such cause definition and process shall apply in lieu of this paragraph), the occurrence of one or more of the following events, as determined by the Committee in its good faith: (i) misconduct or material failure or refusal to perform (other than by reason of disability or an approved leave of absence), or substantial negligence in the performance of, his or her duties and responsibilities to the Company or any member of the Group; (ii) the Optionee’s material breach of any restrictive covenant agreement between the Optionee and any member of the Group; (iii) the Optionee’s commission of an act or acts constituting a felony or any crime involving moral turpitude or that has or reasonably could be expected to have an adverse effect on any member of the Group, including economically or reputationally; (iv) the Optionee’s commission of fraud, embezzlement, theft or other act involving dishonesty; (v) other conduct by the Optionee that is or could be reasonably expected to be materially harmful to the business interests or reputation of any member of the Group; (vi) the Optionee’s breach of a fiduciary duty owed to the Company or a member of the Group, including acting in conflict with the business interests of any member of the Group; or (vii) the Optionee’s material breach of this Agreement or an employment policy or code of conduct of member of the Group. If, within six months following the Optionee’s Termination of Service for any reason other than for Cause, it is discovered that the Optionee’s employment or service could have been terminated for Cause, such Optionee’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated for Cause for all purposes under the Plan, and the Optionee shall be required to repay to the Company all amounts received by the Optionee and his or her permitted transferees in connection with the Optioned Shares following such termination that would have been forfeited under the Plan had such termination been for Cause.

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5. Who May Exercise. Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Optionee, the Stock Option may be exercised only by the Optionee, or by the Optionee’s guardian or personal or legal representative. If the Optionee’s Termination of Service is due to death prior to the dates specified in Section 4.a. hereof, and the Optionee has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the personal representative of such Optionee’s estate may exercise the exercisable portion of the Stock Option at any time prior to the earliest of the dates specified in Section 4.a. hereof; provided that the Stock Option shall remain subject to the other terms of this Agreement, the Plan, and Applicable Laws, rules, and regulations.

6. No Fractional Shares. The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7. Manner of Exercise. Subject to such administrative regulations as the Committee may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised, the date of exercise thereof (the “Exercise Date”) which shall be at least two (2) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Optionee shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company; (b) if the Company, in its sole discretion, so consents in writing, Common Stock owned by the Optionee on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Optionee has not acquired from the Company within six (6) months prior to the Exercise Date; (c) if the Company, in its sole discretion, so consents in writing, having the Company retain from the shares of Common Stock otherwise issuable upon exercise of the Stock Option a number of shares of Common Stock having a value (determined pursuant to rules established by the Company in its discretion) equal to the total Option Price of the shares to be purchased (a “net exercise”); and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

Upon payment of all amounts due from the Optionee, the Company shall cause the Common Stock then being purchased to be registered in the Optionee’s name (or such person as designated in writing by the personal representative of the Optionee’s estate in the event of the Optionee’s death) promptly after the Exercise Date, unless the Optionee, or such other person, requests, in writing, delivery of the certificates for the Common Stock in accordance with the procedures established by the Committee, which procedures shall apply to this Award unless otherwise provided by the Committee. The obligation of the Company to register or deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

Subject to Section 8, below, if the Optionee fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, that portion of the Optionee’s Stock Option and right to purchase such Optioned Shares may be forfeited by the Optionee.

8. Automatic Exercise. To the extent the vested and exercisable portion of the Stock Option remains unexercised as of 5 p.m. on the date the Stock Option expires as determined in accordance with Section 4 above, that portion of the Stock Option will be exercised without any action by the Optionee in accordance with the terms of this Agreement if the Fair Market Value of all the vested Option Shares on that date is at least $100 (USD) greater than the sum of the Option Price for all the vested Option Shares. In such case, the Option Price shall be satisfied in the method determined by the Committee in its sole discretion, including whether or not by a net exercise.

9. Nonassignability. The Stock Option is not assignable or transferable by the Optionee except by will or by the laws of descent and distribution

10. Clawback. Notwithstanding Sections 3, 4 and 7, if the Optionee is an executive officer (as defined under U.S. Securities and Exchange Commission rules) of the Company at any time after the Date of Grant and the Company is required to restate its financial statements, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require the Optionee to, and the Optionee shall immediately upon notice of such Committee determination, return to the Company any Optioned Shares or shares of Common Stock received by the Optionee under this Agreement and pay to the Company in cash the amount of any proceeds received by the Optionee from the disposition or transfer of, and any dividends or other distributions of cash or property received by the Optionee with respect to, any Optioned Shares or shares of Common Stock under this Agreement, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, any portion of the Option or the Optioned Shares that is not vested or has not been exercised by the Optionee on the date that the Committee makes such determination shall be immediately and irrevocably forfeited. The Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 10 with respect to the Optionee. In addition to this Section 10, this Agreement, the Option and the Optioned Shares shall be fully subject to the terms and conditions of any “clawback” or compensation recovery policy that is in effect or may later be adopted by the Company in its discretion or imposed under Applicable Laws, each as may be amended and in effect from time to time.

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11. Rights as Stockholder. The Optionee will have no rights as a stockholder with respect to any of the Optioned Shares until the issuance of a certificate or certificates to the Optionee, or the registration of such shares in the Optionee’s name, for the shares of Common Stock. The Optioned Shares shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in this Agreement or the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates. The Optionee, by executing this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of the shares of Common Stock.

12. Adjustment of Number of Optioned Shares and Related Matters. The number of shares of Common Stock covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Plan.

13. Nonqualified Stock Option. The Stock Option shall not be treated as an Incentive Stock Option.

14. Investment Representation. Notwithstanding anything herein to the contrary, the Optionee hereby represents and warrants to the Company, that:

a. The Common Stock that will be received upon the exercise of the Stock Option are acquired for investment purposes only for the Optionee’s own account and not with a view to or in connection with any distribution, re-offer, resale, or other disposition not in compliance with the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws;

b. The Optionee, alone or together with the Optionee’s representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that the Optionee is capable of evaluating the merits and economic risks of acquiring Common Stock upon the exercise of the Stock Option and holding such Common Stock;

c. The Optionee has had access to all of the information with respect to the Common Stock underlying the Stock Option that the Optionee deems necessary to make a complete evaluation thereof and has had the opportunity to question the Company concerning the Stock Option and the Common Stock underlying the Stock Option;

d. The decision of the Optionee to acquire the Common Stock upon exercise of the Stock Option for investment has been based solely upon the evaluation made by the Optionee;

e. The Optionee understands that the Common Stock underlying the Stock Option constitutes “restricted securities” under the Securities Act and has not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Optionee’s investment intent as expressed herein. The Optionee further understands that, subject to Section 27 below, the Common Stock underlying the Stock Option must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available;

f. Except as set forth in Section 15 below, the Optionee acknowledges and understands that the Company is under no obligation to register the Common Stock underlying the Stock Option and that the certificates evidencing such Common Stock will be imprinted with a legend which prohibits the transfer of such Common Stock unless it is registered or such registration is not required in the opinion of counsel satisfactory to the Company and any other legend required under applicable state securities laws; and

g. The Optionee is an “accredited investor,” as such term is defined in Section 501 of Regulation D promulgated under the Securities Act.

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15. Registration. Except as set forth below, the Optionee acknowledges and understands that the Company is under no obligation to register the Common Stock underlying the Stock Option and that the certificates evidencing such Common Stock will be imprinted with a legend which prohibits the transfer of such Common Stock unless it is registered or such registration is not required in the opinion of counsel satisfactory to the Company and any other legend required under applicable state securities laws. The Company covenants and agrees to file a registration statement under the Securities Act on Form S-8, subject to requirements under Applicable Law, with respect to this Agreement and the Stock Option granted hereunder as soon as administratively practicable following the Date of Grant. Such registration shall be maintained for as long as the Optionee may exercise the Stock Option hereunder.

16. Optionee’s Acknowledgments. The Optionee acknowledges that a copy of the Plan has been made available for review by the Company, and represents that the Optionee it familiar with the terms and provisions thereof, and hereby accepts this Stock Option subject to the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

17. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

18. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Optionee the right to continue in the employ or to provide services to the Company or the Group, whether as an employee, independent contractor or member of the Board, or interfere with or restrict in any way the right of the Company or the Group to discharge the Optionee as an employee, independent contractor or member of the Board at any time.

19. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement, and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

20. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Optionee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

21. Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof, including the Offer Letter, and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement, or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

22. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

23. Modification. The Company may amend or modify this Award in any manner to the extent that the Company would have had the authority under the Plan initially to grant such Award, including if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder; provided, however, that no such amendment or modification shall materially and adversely impair the Optionee’s rights under this Agreement without the Optionee’s written consent. Other than as provided in the preceding sentence, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

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24. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

25. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

26. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Optionee, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a. Notice to the Company shall be addressed and delivered as follows:

InspireMD, Inc.

4 Menorat Hamaor St., 3rd Floor

Tel Aviv, Israel 6744832

Attn: Craig Shore

Fax: +97236917692

b. Notice to the Optionee shall be addressed and delivered as set forth on the signature page.

27. Tax Requirements. The Optionee is hereby advised to consult immediately with a personal tax advisor regarding the tax consequences of this Agreement. The Company or, if applicable, any Subsidiary (for purposes of this Section 27, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with this Agreement or the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Optionee may elect to have the Company withhold an additional amount up to the maximum statutory amount in accordance with Company procedures, provided such withholding does not trigger liability accounting under applicable accounting rules. The Company may, in its sole discretion, also require the Optionee receiving shares of Common Stock issued under this Agreement to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Optionee’s income arising with respect to this Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the registration or delivery of any certificate representing shares of Common Stock. Such payment may be made by (i) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Optionee to the Company of shares of Common Stock that the Optionee has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Optionee.

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[Remainder of Page Intentionally Left Blank

Signature Page Follows.]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

THE COMPANY:
INSPIREMD, INC.

By:
Name:
Title:

THE PARTICIPANT:

Signature

Name:
Address:

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